Exhibit 99

RPC, Inc. Reports Fourth Quarter and Record 2011 Financial Results

•   Revenues Increased by 47.1 Percent Compared to the Fourth Quarter of 2010
•   Net Income Increased by 34.5 Percent Compared to the Fourth Quarter of 2010
•   Diluted EPS Increased to $0.51 Compared to $0.38 in the Fourth Quarter 2010
•   Three-for-two stock split effective March 9, 2012
•   20.0 Percent Increase in Quarterly Cash Dividend to $0.12 per Share (based on pre-split shares)

ATLANTA, January 25, 2012 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2011.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2011, revenues increased 47.1 percent to $482,782,000 compared to $328,144,000 in the fourth quarter last year.  Revenues improved due to an increase in the fleet of revenue-producing equipment in several service lines, improved utilization across most of our service lines, and improved pricing.  Operating profit for the quarter was $122,034,000 compared to $89,798,000 in the prior year. Net income for the quarter was $74,581,000 or $0.51 diluted earnings per share ($0.34 adjusted for the three-for-two split), compared to $55,471,000 or $0.38 diluted earnings per share last year ($0.25 adjusted for the three-for-two split).  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 37.2 percent to $171,784,000 compared to $125,169,000 in the prior year. 1

Cost of revenues was $268,525,000, or 55.6 percent of revenues, during the fourth quarter of 2011, compared to $174,477,000, or 53.2 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of many of these expenses.  Cost of revenues as a percentage of revenues also increased during the quarter due to increases in employment costs and higher raw materials costs.

Selling, general and administrative expenses were $42,083,000 in the fourth quarter of 2011, a 33.9 percent increase compared to $31,429,000 in the prior year.  This increase was primarily due to increases in total employment costs consistent with improved operating results. As a percentage of revenues, however, these costs decreased to 8.7 percent in 2011 compared to 9.6 percent last year due to the fixed nature of many of these expenses and our ability to leverage these costs over higher revenues.  Depreciation and amortization increased by 41.5 percent to $48,999,000 during the quarter compared to $34,624,000 last year due to assets that have been placed in service during the last twelve months, but decreased as a percentage of revenues from 10.6 percent in the fourth quarter of 2010 to 10.1 percent this year.

Interest expense decreased from $912,000 last year to $489,000 in 2011 due to lower interest rates on RPC’s revolving credit facility, partially offset by a higher average balance on the facility.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Fourth Quarter and Year End 2011 Earnings Press Release

For the twelve months ended December 31, 2011, revenues increased 65.1 percent to $1,809,807,000 compared to $1,096,384,000 last year.  Net income was $296,381,000 or $2.02 earnings per diluted share ($1.35 adjusted for the three-for-two split), compared to net income of $146,742,000 or $1.00 earnings per diluted share last year ($0.67 adjusted for the three-for-two split).  EBITDA increased from $373,508,000 in 2010 to $662,155,000 in 2011. 1

RPC also announced that its Board of Directors has approved a three-for-two split of the Company’s outstanding common shares.  The split will be effected by issuing an additional share of common stock for every two shares of common stock held.  The additional shares of common stock will be distributed on March 9, 2012 to holders of record at the close of business on February 10, 2012.  No fractional shares will be issued.  Fractional share amounts resulting from the split will be paid to stockholders in cash.

“RPC is pleased to report continued year-over-year growth during the fourth quarter of 2011,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “The average U.S. domestic rig count during the fourth quarter was 2,010, an 18.9 percent increase compared to the same period in 2010.  The average price of natural gas was $3.23 per Mcf, a decrease of 14.6 percent compared to the prior year, while the average price of oil was $94.55 per barrel, a 10.7 percent increase compared to the prior year.  Our revenue and earnings grew at a greater rate than the changes in these industry indicators because of an increased capacity of revenue-producing equipment, higher equipment utilization, and strong pricing compared to the fourth quarter of 2010.  We continued to benefit from an increasing horizontal and directional drilling rig count, because these activities require more of our services, and the continued shift in drilling activity to more liquids-rich basins, which provide additional customer opportunities to us.  During the quarter we invested approximately $111 million in new equipment and capitalized maintenance.  The balance on our revolving credit facility increased by $62.5 million compared to the end of the third quarter of 2011 due to the timing of our capital expenditures and changes in working capital requirements.  However, accounts receivable collections and other working capital items improved significantly during the beginning of the first quarter of 2012, thus reducing most of the increase in the balance on our credit facility that occurred late in the fourth quarter of 2011.  While we continued to achieve leverage on costs which are relatively fixed in nature, the high demand for skilled labor and raw materials increased those costs significantly.  These increases resulted in lower operating margins in the fourth quarter of 2011 compared to the fourth quarter of 2010.

“Compared to the third quarter of 2011, RPC’s consolidated revenues decreased by 3.9 percent during the fourth quarter of 2011.  The factors contributing to this sequential decline included longer than normal holiday breaks among several large customers, activity deferrals due to various raw material shortages, and customer delays resulting from the transition between large projects.  While some of these factors are believed to be transitory, several of these issues, such as procurement of raw materials, remain challenging.  As we begin the first quarter of 2012, we note that the average U.S. domestic rig count during the fourth quarter increased by a relatively low 3.1 percent compared to the third quarter of this year, and the average price of natural gas decreased by 20.6 percent.  We are concerned about these trends, and are monitoring the natural gas-focused basins in which we operate for signs of slowing customer activity and the impact on pricing for our services.

“Our Board approved a three-for-two stock split at its regular quarterly meeting, the sixth in our history.  Also, our Board voted to increase our dividend by 20 percent, from $0.10 to $0.12 per share.  This dividend will be paid on pre-split shares.  These decisions are responses to record 2011 financial results, a strong balance sheet, and our long-term confidence in our business,” concluded Hubbell.

Fourth Quarter and Year End 2011 Earnings Press Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 50.6 percent for the quarter compared to the prior year due to an increase in the fleet of revenue-producing equipment and higher activity levels from customer commitments, as well as improved pricing in all of the service lines within this segment.  Support Services revenues increased by 16.5 percent during the quarter compared to the prior year due principally to improved pricing in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services improved due to higher revenues, improved pricing, and cost leverage.

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
		(in thousands)
Revenues:
Technical services	$443,970	$294,843	$1,663,793	$979,834
Support services	38,812	33,301	146,014	116,550
Total revenues	$482,782	$328,144	$1,809,807	$1,096,384
Operating Profit:
Technical services	$113,957	$80,618	$451,259	$217,144
Support services	14,462	10,522	51,672	31,086
Corporate expenses	(5,244)	(3,526)	(17,019)	(13,143)
(Loss)/Gain on disposition of assets, net	(1,141)	2,184	(3,831)	3,758
Total operating profit	$122,034	$89,798	$482,081	$238,845
Other Income, net	751	747	169	1,303
Interest Expense	(489)	(912)	(3,453)	(2,662)

Interest Income	2	0	18	46

Income before income taxes	$122,298	$89,633	$478,815	$237,532

RPC, Inc. will hold a conference call today, January 25, 2012 at 9:00 a.m. ET to discuss the results of the fourth quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (877) 719-9789 or (719) 325-4784 and using the access code #1148479.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

Fourth Quarter and Year End 2011 Earnings Press Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include and our concern about the trends related to average U.S. domestic rig count and the average price of natural gas during the fourth quarter, and the effect of these trends on customer activity and pricing for our services. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

Fourth Quarter and Year End 2011 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2011	2010	% BETTER (WORSE)	2011	2010	% BETTER (WORSE)
REVENUES	$482,782	$328,144	47.1%	$1,809,807	$1,096,384	65.1%
COSTS AND EXPENSES:
Cost of revenues	268,525	174,477	(53.9)	992,704	606,098	(63.8)
Selling, general and administrative expenses	42,083	31,429	(33.9)	151,286	121,839	(24.2)
Depreciation and amortization	48,999	34,624	(41.5)	179,905	133,360	(34.9)
Loss (gain) on disposition of assets, net	1,141	(2,184)	N/M	3,831	(3,758)	N/M
Operating profit	122,034	89,798	35.9	482,081	238,845	101.8
Interest expense	(489)	(912)	46.4	(3,453)	(2,662)	(29.7)
Interest income	2	-	N/M	18	46	(60.9)
Other income, net	751	747	0.5	169	1,303	(87.0)
Income before income taxes	122,298	89,633	36.4	478,815	237,532	101.6
Income tax provision	47,717	34,162	(39.7)	182,434	90,790	(100.9)
NET INCOME	$74,581	$55,471	34.5%	$296,381	$146,742	102.0%

EARNINGS PER SHARE
Basic	$0.51	$0.38	34.2%	$2.04	$1.01	102.0%
Diluted	$0.51	$0.38	34.2%	$2.02	$1.00	102.0%

AVERAGE SHARES OUTSTANDING
Basic	144,995	145,111		145,122	144,989
Diluted	146,434	146,689		146,833	146,537

ADJUSTED FOR THE THREE-FOR-TWO STOCK SPLIT EFFECTIVE MARCH 9, 2012

EARNINGS PER SHARE
Basic	$0.34	$0.25	36.0%	$1.36	$0.67	103.0%
Diluted	$0.34	$0.25	36.0%	$1.35	$0.67	101.5%

AVERAGE SHARES OUTSTANDING
Basic	217,493	217,666		217,683	217,484
Diluted	219,651	220,034		220,250	219,805

Fourth Quarter and Year End 2011 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(In thousands)
	2011	2010
ASSETS
Cash and cash equivalents	$7,393	$9,035
Accounts receivable, net	461,272	294,002
Inventories	100,438	64,059
Deferred income taxes	7,183	7,426
Income taxes receivable	10,805	17,251
Prepaid expenses	8,478	5,695
Other current assets	30,986	1,210
Total current assets	626,555	398,678
Property, plant and equipment, net	675,360	453,017
Goodwill	24,093	24,093
Other assets	12,203	12,083
Total assets	$1,338,211	$887,871

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$122,987	$78,743
Accrued payroll and related expenses	33,680	23,881
Accrued insurance expenses	5,744	5,141
Accrued state, local and other taxes	5,066	2,988
Income taxes payable	10,705	5,788
Other accrued expenses	1,284	963
Total current liabilities	179,466	117,504
Long-term accrued insurance expenses	9,000	8,489
Notes payable to banks	203,300	121,250
Long-term pension liabilities	24,445	18,397
Other long-term liabilities	3,480	2,448
Deferred income taxes	155,928	80,888
Total liabilities	575,619	348,976
Common stock	14,746	14,818
Capital in excess of par value	-	6,460
Retained earnings	760,492	527,150
Accumulated other comprehensive loss	(12,646)	(9,533)
Total stockholders' equity	762,592	538,895
Total liabilities and stockholders' equity	$1,338,211	$887,871

Fourth Quarter and Year End 2011 Earnings Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor Web site, which can be found on the Internet at www.rpc.net.

Periods ended December 31, (Unaudited)	Fourth Quarter		% BETTER (WORSE)	Twelve Months		% BETTER (WORSE)
	2011	2010		2011	2010

Reconciliation of Net Income to EBITDA
Net Income	$74,581	$55,471	34.5%	$296,381	$146,742	102.0%
Add:
Income tax provision	47,717	34,162	(39.7)	182,434	90,790	(100.9)
Interest expense	489	912	46.4	3,453	2,662	(29.7)
Depreciation and amortization	48,999	34,624	(41.5)	179,905	133,360	(34.9)
Less:
Interest income	2	-	N/M	18	46	(60.9)
EBITDA	$171,784	$125,169	37.2%	$662,155	$373,508	77.3%

EBITDA PER SHARE
Basic	$1.18	$0.86	37.2%	$4.56	$2.58	76.7%
Diluted	$1.17	$0.85	37.6%	$4.51	$2.55	76.9%

EBITDA PER SHARE ADJUSTED FOR THE THREE-FOR-TWO STOCK SPLIT EFFECTIVE MARCH 9, 2012
Basic	$0.79	$0.58	36.2%	$3.04	$1.72	76.7%
Diluted	$0.78	$0.57	36.8%	$3.01	$1.70	77.1%